EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


The Meridian Resource & Exploration Company            Texas
The Meridian Resource Corporation                      Delaware
The Meridian Production Corporation                    Texas
Cairn Energy USA, Inc.                                 Delaware
FBB Anadarko Corp.                                     Delaware
Sundance Acquisition Corporation                       Texas
Louisiana Onshore Properties, Inc.                     Delaware